Exhibit 5.1

Brent B. Siler

+1 202 728 7040

bsiler@cooley.com

February 28, 2020

KemPharm, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, Florida 34747

Re:     Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to KemPharm, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,454,031 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and as currently in effect, (c) the 2014 Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2014 Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Brent B. Siler

Brent B. Siler

Cooley LLP   1299 Pennsylvania Avenue, NW, Suite 700   Washington, DC   20004-2400

t: (202) 842-7800  f: (202) 842-7899  cooley.com